Exhibit 10.2

Board Observer and Nomination Right Agreement

This agreement (the “Agreement”) is made effective as of March ____, 2022, by Cadiz Inc., a Delaware corporation (the “Company”), and Heerema International Group Services SA, a Société anonyme organized under the laws of Switzerland (the “Investor”).

WHEREAS, pursuant to and subject to the terms and conditions of that certain Securities Purchase Agreement made as of the date hereof by and among the Purchasers (as defined therein) and the Company (as amended, modified, or supplemented, the “Purchase Agreement”), the Company has agreed to issue and sell to an affiliate investment vehicle of the Investor (as one of the Purchasers (as defined in the Purchase Agreement)), and such affiliate investment vehicle of the Investor has agreed to purchase from the Company, certain shares of common stock of the Company described therein (the “Shares”); and

WHEREAS, as an inducement to the affiliate investment vehicle of the Investor to enter into the Purchase Agreement and purchase the Shares, the Company desires to provide the Investor with certain observation rights regarding the Company’s board of directors (the “Board”) and the committees of the Board (the “Committees” and each, a “Committee”), as further described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Observer Rights.

1.1 The Company grants to the Investor the option and right to appoint a natural person as representative (the “Observer”) to attend all meetings (including meetings held by means of conference telephone or other communications equipment and meetings held in executive session) of the Board and the Committees in a non-voting, observer capacity. The Observer may participate fully in discussions of all matters brought to the Board or any Committee, as the case may be, for consideration, but in no event shall the Observer: (i) be deemed to be a member of the Board or any Committee; (ii) except for (and without limitation of) the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; or (iii) have the right to vote on, consent to or veto any matter, motion or resolution presented to the Board or any Committee or propose or offer any motions or resolutions to the Board or any Committee. Upon request of the Observer, the Company shall allow the Observer to attend any Board or any Committee meeting by means of conference telephone or other communications equipment. The presence of the Observer shall not be taken into account or required for purposes of establishing a quorum of the Board or any Committee.

1.2 The Company shall provide to the Observer copies of all notices, minutes, consents, and other materials that the Company (or any director, officer, employee, or agent thereof) provides to members of the Board or any Committee (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the members of the Board or any Committee.

1.3 Notwithstanding anything in this Agreement to the contrary, the Company may exclude the Observer from access to any Board Materials and any meeting of the Board or any Committee or portion thereof if the Board or the Committee, as applicable, concludes, acting in good faith, that: (i) such exclusion is reasonably necessary to preserve the attorney-client privilege, work product privilege or similar privilege or protection between the Company, the Board or any Committee, on the one hand, and its counsel, on the other hand (provided, however, that any such exclusion shall only apply to such portion of such Board Materials or meeting which the Board or the Committee, as applicable, concludes, acting in good faith, would reasonably be required to preserve such privilege or protection); (ii) such Board Materials or any meeting of the Board or any Committee or portion thereof relates directly to the Company’s relationship, contractual or otherwise, with the Investor or its affiliates; or (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its affiliates is a party or otherwise bound.

1.4 The parties agree that neither the Company nor its affiliates nor any member of the Board or Committee shall be entitled to rely on any statements or views expressed by the Observer in any Board or Committee meeting.

2. Board Nomination Right.

2.1 The Investor shall be entitled to nominate for election to the Board at each annual meeting of stockholders of the Company and any special meeting of the stockholders of the Company at which a vacancy on the Board caused by the death, resignation or removal of the Investor Director (as defined below) is proposed to be filled (each such meeting, an “Election Meeting”), one natural person (the “Investor Nominee” and any Board Nominee that is serving as a director of the Company at any time and from time to time in accordance with this Agreement, the “Investor Director”). The Investor shall use its reasonable best efforts to notify the Company in writing of the identity of the Investor Nominee sufficiently in advance of the date on which the proxy materials are to be delivered to the stockholders of the Company by the Company in connection with the applicable Election Meeting to allow for inclusion of the Investor Nominee in such proxy materials, and to provide the Company with a duly completed and executed Director Questionnaire with respect to the Investor Nominee substantially in the form that the Company provides to its outside directors generally.

2.2 The parties hereto acknowledge and agree that, as of the date hereof, the Investor has not nominated an Investor Nominee. At any time after the date of this Agreement, upon the Investor’s written notice to the Company notifying the Company in writing of the identity of the Investor Nominee, together with a duly completed and executed Director Questionnaire with respect to the Investor Nominee substantially in the form that the Company provides to its outside directors generally, the Company shall, to the fullest extent permitted by applicable law, take all such lawful action so as to cause (a) the number of directors constituting the Board to be increased by one (if there shall not then be a vacancy or newly-created directorship on the Board), and (b) the newly-created directorship created thereby (or the vacancy, if there shall be one) to be filled with the Investor Nominee.

2.3 Immediately upon the effectiveness of the election of the Investor Director pursuant to Section 2.2, the Investor shall cause the Observer (if the Observer is not the same natural person as the Investor Director) to step down as the Observer.

2.4 Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Board or the Nominating & Corp Governance Committee, as applicable, determines, in good faith, after consultation with outside legal counsel, that any of the actions of the Company contemplated by Sections 2.1 or 2.2 would constitute a breach of fiduciary duties to the Company and the Company’s stockholders or does not otherwise comply with any requirements of the Company’s certificate of incorporation or bylaws, the securities laws of the United States or any state thereof, the General Corporation Law of the State of Delaware or applicable stock exchange rules, then the Board or the Nominating & Corp Governance Committee, as applicable, shall notify the Investor of such determination in writing and explain in reasonable detail the basis for such determination, and the Investor shall be entitled to nominate a new natural person as the Investor Nominee in accordance with Section 2.1 or Section 2.2, as applicable.

2.5 In furtherance of the rights granted to the Investor by this Section 2, the Company shall, to the fullest extent permitted by applicable law, take all such lawful action so as to cause: (a) the annual meeting of the stockholders of the Company for 2022 (the “2022 Annual Meeting”) to be held on or before August 15, 2022; (b) the submission to the stockholders of the Company at the 2022 Annual Meeting a proposal to amend Part D of Article FIFTH of the Company’s certificate of incorporation in its entirety to provide “Intentionally Omitted” (such proposal, the “Amendment Proposal”); (c) to the extent that the Amendment Proposal is not approved by the stockholders of the Company at the 2022 Annual Meeting, to call and hold a special meeting of the stockholders of the Company to reconsider the Amendment Proposal within three months of the 2022 Annual Meeting (the “First Special Meeting”); (d) to the extent that the Amendment Proposal is not approved by the stockholders of the Company at the First Special Meeting, to call and hold a second special meeting of the stockholders of the Company to again reconsider the Amendment Proposal within three months of the First Special Meeting (the “Second Special Meeting”); (e) to the extent that the Amendment Proposal is not approved by the stockholders of the Company at the Second Special Meeting, to call and hold a third special meeting of the stockholders of the Company to again reconsider the Amendment Proposal within three months of the Second Special Meeting; and (f) promptly following approval of the Amendment Proposal by the stockholders of the Company, the adoption of amendments to or an amendment and restatement of the bylaws of the Company to require the Board to call a special meeting of the stockholders of the Company upon appropriate written request of the stockholder or stockholders of record of the Company holding not less than twenty percent (20%) in voting power of the then outstanding shares of capital stock of the Company generally entitled to vote.

2.6 The rights granted to the Investor by this Section 2 can be terminated at any time by the Investor, upon written notice to the Company.

3. Confidential Information.

3.1 To the extent that any information obtained by the Observer from the Company (or any director, officer, employee, or agent thereof) is Confidential Information (as defined below), the Investor shall, and shall cause the Observer to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 3.

3.2 As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its subsidiaries, whether in verbal, visual, written, electronic, or other form, including all non-public information concerning the Company, together with all information discerned from, based on, or relating to any of the foregoing which may be prepared or created by the Observer, the Investor or any of its affiliates, or any of their respective directors, officers, employees, agents, or advisors (each, a “Representative”); provided, however, that “Confidential Information” shall not include information that:

(a) is or becomes generally available to the public other than as a result of disclosure of such information by the Investor, any of its affiliates, any of their Representatives, or the Observer;

(b) is independently developed by the Investor, any of its affiliates, any of their Representatives, or the Observer without use of Confidential Information provided by the Company or by any director, officer, employee, or agent thereof;

(c) becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Investor or any of its affiliates, any of their respective Representatives, or the Observer by any contractual, legal, or fiduciary obligation to the Company; or

(d) was known by the Investor, any of its affiliates, any of their respective Representatives, or the Observer prior to receipt from the Company or from any director, officer, employee, or agent thereof.

3.3 The Investor shall, and shall cause the Observer to: (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person (other than disclosures to the Investor, its affiliates, or to any of its or their Representatives who (i) have a need to know such information, and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Investor’s and Observer’s rights hereunder, or (ii) monitoring, reviewing, and analyzing the Investor’s investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Investor, its affiliates, any of its or their Representatives, or the Observer is compelled to disclose Confidential Information by judicial or administrative process, pursuant to the advice of its outside counsel, or by requirements of law; provided, further, however, that, if legally permissible, the disclosing party shall use commercially reasonable efforts to notify the Company so that the Company may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is compelled to disclose.

3.4 The Investor, on behalf of itself and the Observer, acknowledges that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. None of the Investor, any of its affiliates, their Representatives, or the Observer shall, by virtue of the Company’s disclosure of, or such person’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company. The Investor shall be responsible for any breach of this Section 3 by the Observer, any of its affiliates, or its or their Representatives.

3.5 The Investor agrees that, upon the request of the Company following a Termination (as defined below) it will (and will cause the Observer, the Investor’s affiliates, and its and their Representatives to) promptly: (a) return or destroy, at the Company’s option, all physical materials containing or consisting of Confidential Information and all hard copies thereof in their possession or control; and (b) destroy all electronically stored Confidential Information in their possession or control; provided, however, that each of the Investor, its affiliates, and its and their Representatives may retain any electronic or written copies of Confidential Information as may be (i) stored on its electronic records or storage system resulting from automated back-up systems, (ii) required by law, other regulatory requirements, or internal document retention policies, or (iii) contained in board presentations or minutes of board meetings of the Investor or its affiliates; provided, further, however, that any such retained Confidential Information shall remain subject to this Section 3.

4. Expenses. The Company agrees to reimburse the Investor promptly for reasonable out-of-pocket expenses incurred in connection with the Observer’s attendance at Board and Committee meetings; provided that all reimbursements payable by the Company pursuant to this Section 3 shall be payable in accordance with and subject to the Company’s policies and practices with respect to director expense reimbursement then in effect.

5. Indemnification; Advancement of Expenses. The Observer shall, to the fullest extent permitted by applicable law, be entitled to advancement of expenses and rights to indemnification from the Company to the same extent provided by the Company to its directors under the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof. The Company acknowledges and agrees that the foregoing rights to indemnification and advancement of expenses constitute third-party rights extended to the Observer by the Company and do not, to the fullest extent permitted by applicable law, constitute rights to indemnification or advancement of expenses as a result of the Observer serving as a director, officer, employee, or agent of the Company.

6. Notices. Notices are to be delivered in writing, in the case of the Company, to 550 South Hope Street, Suite 2850, Los Angeles, California 90071, sspeer@cadizinc.com, Attention: Stanley Speer, and in the case of the Investor, to Route de Florissant 81, 1206 Geneve, Switzerland, vmuller@heerema.com, Attention Victor Muller, or to such other address as may be given by each party from time to time under this Section 6. Notices shall be deemed properly given if by electronic mail, 24 hours after delivery, or upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail.

7. Miscellaneous Provisions. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified, or waived, except in a writing signed by the parties hereto. This Agreement may not be assigned by the Investor. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by applicable law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

8. Remedies. The Company, on the one hand, and the Investor, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement and that, in the event of any breach or threatened breach hereof, and to the fullest extent permitted by applicable law: (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

9. Applicable Law; Venue; Waiver of Jury Trial.

9.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

9.2 To the fullest extent permitted by applicable law, each of the parties hereto (a) hereby irrevocably and unconditionally agrees that any claim, suit, action or other proceeding arising out of, based upon or related to this Agreement or the transactions contemplated by this Agreement (a “Dispute”), shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular Dispute, any state or federal court located within the State of Delaware (the “Delaware Courts”), (b) hereby irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the Delaware Courts with regard to any Dispute, (c) agrees not to commence any Dispute, except in the Delaware Courts, and (d) hereby waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Dispute, any claim that such party is not subject personally to the jurisdiction of the Delaware Courts, that such party’s property is exempt or immune from attachment or execution, that such Dispute brought in an inconvenient forum, that the venue of such Dispute is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by the Delaware Courts. To the fullest extent permitted by applicable law, each of the parties hereto consents to and agrees that service of process, summons, notice or document given in the manner and to the address set forth in Section 6 or in any other manner permitted by applicable law shall be effective service of legal process

9.3 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES SUCH PERSON’S RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SCOPE OF THE FOREGOING WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS SECTION 9.3 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH OF THE PARTIES HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PERSON HAS REVIEWED THIS WAIVER WITH SUCH PERSON’S LEGAL COUNSEL, AND THAT SUCH PERSON KNOWINGLY AND VOLUNTARILY WAIVES SUCH PERSON’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10. Termination. This Agreement shall terminate and be of no further force and effect (a “Termination”) upon failure of the Investor and its affiliates in the aggregate to hold at least 10% of the outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction); provided, that Section 3, Section 6, Section 7, Section 8, and Section 9 shall survive any such Termination.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Cadiz Inc.	Heerema International Group Services SA

By:	By:
Name:	Name:
Title:	Title:

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